Exhibit 10.23

RCN

December 7, 2004

Mr. Patrick T. Hogan

Executive Vice President

    and Chief Financial Officer

RCN Telecom Services, Inc.

105 Carnegie Center

Princeton, NJ 08540-6215

Dear Mr. Hogan:

RCN Telecom Services, Inc. (the “Company”) is pleased to provide you with this letter agreement (this “Agreement”), made as of December 7, 2004, and effective as of the Emergence Date, as defined below. The Company recognizes that you have agreed to serve the Company in a position of considerable responsibility and wishes to induce you to remain in the employ of the Company by providing you with the benefits described below.

1. Term: This Agreement shall become effective as of the date that RCN Corporation and certain of its affiliates emerge from currently pending Chapter 11 proceedings (the “Emergence Date”) by virtue of either the consummation of a comprehensive financial restructuring or the consummation of the Chapter 11 plan approved by the order of the United States Bankruptcy Court having jurisdiction over such proceedings. If the Emergence Date does not occur for any reason, or if the Emergence Date occurs later than March 31, 2005, this Agreement shall be void in its entirety and shall be of no force or effect. The term of this Agreement shall commence on the Emergence Date and shall continue in effect until December 31, 2006, provided that on January 1, 2006, and on each January 1 thereafter, the term shall be extended for one additional year unless you or the Company provide a written notice of non-renewal not later than December 1 of the preceding year. In addition, the term may end earlier on the first to occur of the dates set forth in Section 3(a).

2. Position and Principal Place of Employment: You are currently employed by the Company as its Executive Vice President and Chief Financial Officer and are charged with such duties and responsibilities as are typically performed by such corporate officer. Your duties shall be performed principally at the Company’s place of business in Princeton, New Jersey, except for routine business travel.

3. Termination:

(a) Notwithstanding any provision of this Agreement to the contrary, this Agreement shall terminate on the first to occur of the following dates:

(i)	the date of your death or adjudicated incompetency;

(ii)	the date on which the Company shall give you written notice of termination for Cause (as hereinafter defined);

(iii)	the date on which the Company shall give you written notice of termination for any reason other than the reasons set forth in (i) or (ii), above;

(iv)	the date on which you shall deliver to the Company written notice of your termination of this Agreement for Good Reason (as hereinafter defined); or

(v)	the date on which you shall deliver to the Company written notice of your termination of this Agreement without Good Reason.

(b) In the event of a termination of this Agreement under subsections (a)(iii) or (a)(iv), or in the event that the Company provides a notice of non-renewal described in Section 1 above, you shall be entitled to receive; (i) payment of any earned but unpaid salary, earned but unpaid bonuses and reimbursement of any expenses incurred by you prior to termination of this Agreement through the date of termination (the “Accrued Amount”); (ii) a lump sum payment, as soon as practicable following the date of termination, equal to the sum of your annual Base Salary in effect immediately prior to the date of termination and an amount equal to your annualized targeted bonus for the year of termination (currently, 40% of Base Salary); and (iii) continued health insurance benefits described in the Section 5(c)(ii) of the KERP Plan (as defined below) for a period of 12 months following the date of termination. The severance payment described in subsection (b)(ii) and the continued health insurance benefits described in subsection (b)(iii) shall be offset by any Severance Benefits to which you may become entitled under the KERP Plan.

(c) In the event of a termination of this Agreement under subsections (a)(i), (a)(ii) or (a)(v), you or your estate, conservator or designated beneficiary, as the case may be, shall be entitled to payment of the Accrued Amount. Following any such termination, neither you nor your estate, conservator or designated beneficiary shall be entitled to receive any salary or other payment provided for hereunder with respect to any period after such termination.

(d) Reference is made to the RCN Corporation Key Employee Retention and Severance Plan (the “KERP Plan”) currently in effect for eligible employees of RCN Corporation and its subsidiaries, including the Company. For purposes of this Agreement, capitalized terms that are used but are not defined herein shall have the meanings ascribed to such terms in the KERP Plan. You may be terminated for Cause, as such term is defined in the KERP Plan, if the Company, after action by a majority vote of the members of the Board of Directors of the Company, delivers a written notice to you setting forth the specific acts or omissions which constitute Cause.

(e) For purposes of this Agreement, “Good Reason” shall have the meaning ascribed to such term in the KERP Plan.

4. Employee Covenants: You agree that all correspondence, memoranda, documents, drawings and other materials relating to the Company’s business and its customers, whether prepared, conceived or developed by you, or to which you gain knowledge or access during your employment with the Company, and all copies or summaries of such materials, are the sole property of the Company (or its customers). You shall deliver to the Company all such materials then in your possession, custody or control upon termination of employment, or at any other time at the request of the Company. You shall, during the Term and thereafter, hold and preserve all confidential information of the Company and of its customers in trust and confidence for the Company and for its customers, and shall not, without the express written approval of an officer of the Company, disclose any such confidential information for other than the Company’s business, either during, or after termination of, employment by the Company. You will not disclose to the Company, or induce the Company to use, any confidential information belonging to others, without authorization from such other parties.

5. Binding on Successors: This Agreement shall be binding upon and shall insure to the benefit of the parties hereto and their respective successors, assigns, heirs and legal representatives but neither this Agreement nor any rights hereunder shall be assignable by you.

6. Entire Agreement: This Agreement and the KERP Plan sets forth the entire agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements (whether written or oral) and understandings of every kind and nature between them in respect of the subject matter of this Agreement. Notwithstanding the foregoing, nothing contained herein shall preclude your participation in the employee benefit plans and arrangements offered by RCN Corporation or the Company from time to time to executives of the Company (including, without limitation, severance programs or agreements), or in any way effect your opportunity to participate in, or receive grants under, the equity compensation plans as in effect from time to time in the discretion of RCN Corporation and the Company. This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

7. Severability: In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this

Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

8. Counterparts: This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

9. Governing Law: This Agreement shall be governed b y and construed in accordance with the laws of the State of New Jersey, without regard to its conflict of law rules.

If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

RCN TELECOM SERVICES, INC.		Accepted and Agreed:

By:	/s/ John S. Dubel	/s/ Patrick T. Hogan, EVP & CFO
Name:	John S. Dubel	Patrick T. Hogan
Title:	Executive Vice President & Chief Restructuring Officer

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